Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus (GIT Income Trust dated July 31, 1996) and "Legal Matters and Independent Auditors" and "Financial Statements and Report of Independent Auditors" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment Number 17 to Registration Statement Number 2-80808 (Form N-1A) of our report dated May 2, 1997, on the financial statements and financial highlights of Mosaic Income Trust (formerly GIT Income Trust) for the year ended March 31, 1997, included in the 1997 Annual Report to Shareholders.


(signature)

Ernst and Young, LLP
Washington, DC
June 11, 1996